Exhibit (c)(2)(vi)

ISSUE 27-6
PREPARED FOR US 1 INDUSTRIES, INC.
VALUATION OF AMERICAN INTER-FIDELITY EXCHANGE
MARKET APPROACH - MARKET TRANSACTION METHOD
($ 000's)

TTM [1]

EQUITY BOOK VALUE	$12,870

MARKET MULTIPLES	1.2
LESS: DISCOUNT [2](10.0%)	0.1

ADJUSTED MARKET MULTIPLE - CONTROL BASIS	1.1

VALUE INDICATION - CONTROL BASIS	13,899

WEIGHTED INDICATION	$13,900

EQUITY VALUE INDICATION - MARKET TRANSACTION METHOD (Rounded)	$13,900

REMARKS

[1] TTM - Trailing 12 Months

[2]  Discount for size and customer concentration.

AVERAGE	1.2

1ST QUARTILE	0.6
2ND QUARTILE (MEDIAN)	1.2
1ST QUARTILE	1.6
MAXIMUM	2.9

SELECTED	1.2